 Exhibit 5.1

BARNETT & LINN
ATTORNEYS AT LAW
23548 Calabasas Road, Suite 106 • Calabasas, CA 91302
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 818-436-6410
Attorney/Principal		FACSIMILE: 818-223-8303
wbarnett@wbarnettlaw.com

July 2, 2018
Natural Health Farm Holdings Inc.
1980 Festival Plaza Drive, Suite 530
Las Vegas, Nevada 89135

Ladies and Gentlemen:

We are acting as counsel for Natural health Farm Holdings Inc., a Nevada corporation (the “ Company ”), in connection with preparation and filing by the Company of the  Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, Registration No. 333-225398 (the “ Post-Effective Amendment ”) with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), with respect to up to 2,550,000 shares of the Company’s common stock, par value $0.001 reserved for issuance under the Company’s 2018 Non-Qualified Stock Option Plan (the “ 2018 Plan ”) that remain unissued but are available for issuance under future grants under the terms of the 2018 Plan (the “ Shares ”). In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Post-Effective Amendment;

(b)	The certificate of incorporation and by‑laws of the Company, in each case as amended to date; and

(c)
Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies. Our opinion set forth below is based on the text of the 2018 Plan as referenced in the Exhibit Index to the Post-Effective Amendment.

Our opinion expressed below is limited to the General Corporation Law of the State of Nevada, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued Shares which may be delivered under the 2018 Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the 2018 Plan and (b) paid for in full in accordance with the terms of the 2018 Plan, will be validly issued, fully paid and non‑assessable.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.  In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose without our prior written consent.

Very truly yours,

/s/ Barnett & Linn

Barnett & Linn